Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment (this “Amendment”) to that certain Employment Agreement, effective December 30, 2020 (the “Agreement”), by and between you and IN8bio, Inc., its subsidiaries, parents, affiliates, predecessors, successors and assigns (together, the “Company,” and collectively with you, the “Parties”) is entered into as of this 30th day of August, 2024.

WHEREAS, the Parties wish to clarify certain terms and conditions of your employment set forth in the Agreement.

In consideration of your continued at-will employment with the Company and in furtherance of clarifying certain terms and conditions of the Agreement, you and the Company agree as follows:

1. Base Salary

(a) Your current base salary is $450,000 per annum, less payroll deductions and all required withholdings (the “Current Base Salary”).

(b) Your Current Base Salary shall be reduced to $400,500 per annum, less payroll deductions and all required withholdings (the “Reduced Base Salary”), effective September 1, 2024. The Reduced Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Reduced Base Salary may be adjusted from time to time in the Company’s discretion. Executive understands and agrees that the instant salary reduction may not be a basis for a resignation for Good Reason under the Agreement.

(c) References to Base Salary in Section 3.1 shall refer to the Reduced Base Salary as of the effective date of this Amendment.

2. In consideration of you agreeing to the Reduced Base Salary, the existing language set forth in Section 5.3(b)(ii) of the Agreement shall be entirely replaced by the following:

The Company shall pay Executive, as severance, nine (9) months of Executive’s Prior Base Salary, subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid in a lump sum within thirty (30) days following Executive’s Separation from Service. “Prior Base Salary” shall be the greater of (i) the Current Base Salary or (ii) Executive’s base salary in effect as of the date of Executive’s Separation from Service.”

3. In further consideration of you agreeing to the Reduced Base Salary, the existing language set forth in Section 6.1 of the Agreement shall be entirely replaced by the following:

If there is a Change of Control (as defined below) and (i) Executive’s employment is terminated Without Cause (as defined below), or (ii) Executive terminates his/her employment with Good Reason (as defined below), in either case within three (3) months prior to, or twelve (12) months following the effective date of the Change of Control, and provided a Release (as discussed in Section 5.7) has become effective, then, in substitution for any benefits provided in Section 5.3, Executive shall be entitled to the following benefits: (A) a lump sum payment equal to the sum of (y) twelve (12) months of Executive’s Prior Base Salary and (z) 100% of the current target Annual Bonus, to be made not later than 60 days following Executive’s date of termination; and (B) the amount of any COBRA continuation premium payments made by Executive during the twelve (12) month period following the date of termination, or the period ending when Executive becomes eligible for comparable group medical benefits from another source (whichever comes first). For avoidance of doubt, under no circumstances shall Executive receive benefits under both this Section 6.1 and Section 5.3.

This Amendment may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties. Except as amended hereby, all of the terms and conditions of the Agreement shall remain and continue in full force and effect. This Amendment supersedes any prior representations or agreements relating to the subject matter hereof. This Amendment does not alter your status as at-will employee of the Company.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

IN8bio, Inc.		Lawrence S. Lamb, an individual

By:	/s/ William Ho	/s/ William Ho
Name:	William Ho
Title:	Chief Executive Officer